Exhibit 10.27

CARLOTZ, INC.

2011 STOCK INCENTIVE PLAN

Share Option Agreement

No. of shares of Common Stock subject to
Incentive Stock Option: [NUMBER]

THIS SHARE OPTION AGREEMENT (this “Agreement”) dated as of [DATE] (the “Date of Grant”), by and between CARLOTZ, INC., a Delaware corporation (the “Company”), and [EMPLOYEE NAME] (the “Optionee”), is made pursuant and subject to the provisions of the Company’s 2011 Stock Incentive Plan (the “Plan”), a copy of which is attached hereto. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.                  Grant of Option. Pursuant to the Plan, the Company, as of the Date of Grant, granted to the Optionee, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Company all or any part of an aggregate of [NUMBER] shares of Common Stock at the exercise price of $6.82 per share. Such price per share is not less than the Fair Market Value of a share of Common Stock on the Date of Grant (or, in the case of a 10% Shareholder, not less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the Date of Grant). This Option is intended to be treated as an Incentive Stock Option, but only to the extent the aggregate Fair Market Value (determined as of the Date of Grant) of the shares of Common Stock for which this Option (and all other options of the Optionee that are intended to be Incentive Stock Options whether granted under the Plan or any other plan of the Company or any parent or subsidiary) becomes exercisable for the first time in any calendar year does not exceed One Hundred Thousand Dollars ($100,000). If that limitation is exceeded, this Option may be exercised for the excess number of shares of Common Stock as a Nonstatutory Stock Option. The Company shall not be liable to the Optionee if this Option or any portion thereof does not qualify as an Incentive Stock Option. This Option is exercisable as hereinafter provided.

2.                  Terms and Conditions. This Option is subject to the following terms and conditions:

(a)	Expiration Date. This Option shall expire at 11:59 p.m. on August 31, 2022 (the “Expiration Date”) or such earlier time as set forth in Sections 3, 4 or 5 of this Agreement. In no event shall the Expiration Date be later than 10 years from the Date of Grant (or, in the case of a 10% Shareholder, five years from the Date of Grant).

(b)	Exercise of Option. Except as provided in the Plan and in Sections 3, 4 or 5 of this Agreement, this Option shall become exercisable with respect to twenty-five percent (25%) of the shares of Common Stock subject to the Option on each of [DATE – One Year From Date of Grant] and the following three anniversaries thereof, provided that the Optionee has been continuously employed by the Company or any subsidiary from the Date of Grant until each such time. Once this Option has become exercisable, it shall continue to be exercisable until the earlier of the termination of the Optionee’s rights hereunder pursuant to Sections 3, 4, or 5 of this Agreement or until the Expiration Date. A partial exercise of this Option shall not affect the Optionee’s right to exercise the Option with respect to the remaining shares of Common Stock, subject to the conditions of the Plan and this Agreement.

(c)	Method of Exercise and Payment for Shares. This Option shall be exercised by delivering written notice of exercise, along with the exercise price for the portion of the Option being exercised and any applicable tax withholdings, to the attention of the Company’s Secretary at the Company’s address specified in Section 11 below. The exercise date shall be the date of delivery. The Optionee shall pay the exercise price and any applicable tax withholdings in cash or cash equivalent acceptable to the Board of Directors. However, the Board of Directors in its discretion may, but is not required to, allow the Optionee to pay the exercise price and any applicable tax withholdings (i) by surrendering shares of Common Stock the Optionee already owns, (ii) by a “net exercise” procedure, (iii) by such other medium of payment as the Board of Directors shall authorize or (iv) by any combination of the allowable methods of payment set forth herein.

(d)	Nontransferability. This Option is nontransferable except by will or the laws of descent and distribution. During the Optionee’s lifetime, only the Optionee may exercise this Option. No right or interest of a Optionee in this Option shall be liable for, or subject to, any lien, obligation or liability of the Optionee.

3.                  Exercise in the Event of Death. This Option shall be exercisable for all or part of the number of shares of Common Stock that the Optionee is entitled to purchase pursuant to Section 2(b) as of the date of the Optionee’s death, reduced by the number of shares of Common Stock for which the Optionee previously exercised the Option, in the event the Optionee dies while employed by the Company or any subsidiary and prior to the Expiration Date and the termination of the Optionee’s rights under Sections 4 or 5 of this Agreement. In that event, this Option may be exercised by the Optionee’s estate, or the person to whom his rights under this Option shall pass by will or the laws of descent and distribution, for the remainder of the period preceding the Expiration Date or within 12 months of the date the Optionee dies, whichever period is shorter.

4.                  Exercise in the Event of Disability. This Option shall be exercisable for all or part of the number of shares of Common Stock that the Optionee is entitled to purchase pursuant to Section 2(b) as of the date the Optionee ceases to be employed by the Company or any subsidiary as a result of being Disabled, reduced by the number of Shares for which the Optionee previously exercised the Option, if the Optionee ceases to be employed by the Company or any Subsidiary as a result of being Disabled prior to the Expiration Date and the termination of the Optionee’s rights under Sections 3 or 5 of this Agreement. In that event, the Optionee or Optionee’s legal representative may exercise this Option for the remainder of the period preceding the Expiration Date or within six months of the date the Optionee ceases to be employed by the Company or any Subsidiary on account of being Disabled, whichever period is shorter. The Board of Directors, in its sole discretion, shall determine whether the Optionee is Disabled for purposes of this Agreement.

5.                 Exercise After Termination of Employment. This Option shall be exercisable for all or part of the number of shares of Common Stock that the Optionee is entitled to purchase pursuant to Section 2(b) as of the date the Optionee ceases to be employed by the Company or any Subsidiary, reduced by the number of shares of Common Stock for which the Optionee previously exercised the Option, if the Optionee ceases to be employed by the Company or any Subsidiary other than on account of death or becoming Disabled and prior to the Expiration Date and the termination of the Optionee’s rights under Sections 3 or 4 of this Agreement. In that event, the Optionee may exercise this Option for the remainder of the period preceding the Expiration Date or until the date that is three months after the date the Optionee ceases to be employed by the Company or any subsidiary, whichever period is shorter. Notwithstanding the foregoing, if Optionee’s employment or services is terminated by the Company for Cause, this Option shall terminate as of the date of the misconduct. For the sake of clarity, upon termination of employment for any reason, any unexercisable options will no longer ever be exercisable and any exercisable options must be exercised within three months (or upon date of misconduct if terminated for Cause) or will no longer ever be exercisable.

6.                 Agreement to Terms of the Plan and Agreement. The Optionee has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.

7.                 Tax Consequences. The Optionee acknowledges (i) that there may be adverse tax consequences upon acquisition or disposition of the shares of Common Stock received upon exercise of this Option and (ii) that Optionee should consult a tax adviser prior to any such acquisition or disposition. This Option is intended to be exempt from Code Section 409A. However, the Optionee is solely responsible for determining the tax consequences of the Option and for satisfying the Optionee’s tax obligations with respect to the Option (including, but not limited to, any income or excise taxes resulting from the application of Code Section 409A), and the Company shall not be liable if this Option is subject to Code Section 409A.

8.                 Fractional Shares. Fractional shares of Common Stock shall not be issuable hereunder, and when any provision hereof may entitle the Optionee to a fractional share, such fractional share shall be disregarded.

9.                 Change in Capital Structure. The terms of this Option shall be adjusted in accordance with the terms and conditions of the Plan as the Board of Directors determines is equitably required in the event the Company effects one or more recapitalizations, spin-offs or similar occurrences.

10.              Notification Upon Sale. The Optionee shall give written notice of any sale or other disposition of any shares of Common Stock acquired under this Option to the Company’s Secretary at the Company’s address specified in Section 11 below, if the Optionee sells or otherwise disposes of any shares of Common Stock acquired under this Option before the expiration of the later of the two-year period beginning on the Date of Grant or the one-year period beginning on the date that the Optionee exercised this Option with respect to such shares of Common Stock.

11.              Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to this Option, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:	CarLotz, Inc.
406 West Franklin Street
Richmond, VA 23220
Attention: President & Chief Executive Officer

If to the Optionee:

12.              Stockholder Rights. The Optionee shall not have any rights as a stockholder with respect to shares of Common Stock subject to this Option until the issuance of the shares of Common Stock upon exercise of the Option.

13.              No Right to Continued Employment. This Option does not confer upon the Optionee any right with respect to continued employment by the Company or any subsidiary, nor shall it interfere in any way with the right of the Company or any subsidiary to terminate the Optionee’s employment at any time without assigning a reason therefore.

14.              Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, transferees and personal representatives of the Optionee and the successors of the Company.

15.              Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

16.              Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

17.              Miscellaneous. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement. This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.

18.              Governing Law. This Agreement shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

19.              Bylaws; Shareholders Agreement. The Optionee acknowledges and agrees that, upon exercise of this Option, the shares of Common Stock received by Optionee shall be subject to certain restrictions on transfer contained in the Company’s bylaws, which bylaws have been reviewed by Optionee. Optionee further agrees, in connection with the exercise of this Option and prior to the receipt of any shares of Common Stock in connection therewith, to become a party to the Shareholders Agreement or other similar agreement among the Company and its stockholders, if any, in place on or after the date of such exercise, if the Optionee is not already a party thereto.

{Signature Page to Follow}

       IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Optionee has affixed his signature hereto.

COMPANY:

CARLOTZ, INC.

By:
Name: Michael W. Bor
Title: President & Chief Executive Officer

OPTIONEE:

Name: [NAME]

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